Exhibit 99.1
JEFFREY BLOOMBERG JOINS RHI ENTERTAINMENT BOARD OF DIRECTORS
New York, NY — June 18, 2009 — RHI Entertainment, Inc. (NASDAQ: RHIE), a leading developer, producer, and distributor of new made-for-television (MFT) movies, miniseries, and other television programming, today announced that Jeffrey Bloomberg has joined the company’s Board of Directors. With Mr. Bloomberg’s appointment, a majority of RHI’s Board is now comprised of independent directors, satisfying all applicable NASDAQ Stock Market listing standards.
“Jeffrey’s leadership skills and financial markets acumen will make him an outstanding contributor to our Board,” said Mr. Robert Halmi Jr., RHI President and Chief Executive Officer. “We are confident that Jeffrey’s experience will help us execute on our operational objectives.”
Mr. Bloomberg is currently Principal, Managing Director and member of the Office of the Chairman at Gordon Brothers Group. Prior to this position, Mr. Bloomberg worked in investment banking for nearly twenty years, beginning at Lehman Brothers and then with Bear Stearns, where he was a General Partner and Senior Managing Director for the Retail and Consumer Products Sectors. In addition, he was a member of Bear Stearns’ Valuation Committee. While at Bear Stearns, he also had considerable experience in the filmed entertainment industry, working on such accounts as Orion Pictures and Warner Brothers.
Mr. Bloomberg added, “I am excited to work with Mr. Halmi and Mr. Sagansky and the entire RHI management team on the numerous growth opportunities they have in front of them. This is a great business and one that has a solid reputation in the media and entertainment industry.”
Mr. Bloomberg is a current board member of Nortek, Inc., where he serves on the Audit Committee. He formerly served on the boards of Tweeter Home Entertainment Group Inc., Duckwall-ALCO Stores, Inc. and Ashai America, Inc. He has been active in a number of community organizations and currently serves on the Boards of The Boys and Girls Clubs of Greater Boston and Facing History and Ourselves. Mr. Bloomberg is a graduate of Dartmouth College and holds an MBA from Harvard Business School.
About RHI Entertainment
RHI Entertainment, Inc. (NASDAQ: RHIE) develops, produces and distributes made-for-television movies, miniseries and other television programming worldwide, and is the leading provider of new long-form television content in the United States. Under the leadership of Robert Halmi, Sr. and Robert Halmi, Jr., RHI has produced and distributed thousands of hours of quality television programming, and RHI’s productions have received more than 100 Emmy Awards. In addition to the development, production and distribution of new content, RHI owns rights to over 1,000 titles comprising more than 3,500 broadcast hours of long-form television programming, which are licensed to broadcast and cable networks and new media outlets globally.
Contact:
Erica Bartsch
Sloane & Company
Ebartsch@Sloanepr.com
212-446-1875
Certain statements about the Company’s future growth prospects in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by RHI Entertainment, Inc., as well as from risks and uncertainties beyond RHI Entertainment, Inc.’s control.

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